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                                                                    EXHIBIT 5.02



                    [On the letterhead of Fenwick & West LLP]

                                 August 4, 2004



Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989

Ladies and Gentlemen:

         We have acted as United States counsel for Flextronics International Ltd., a Singapore corporation (the "COMPANY"), with respect to the Registration Statement on Form S-3 (Registration No. 333-114970) filed on April 28, 2004, Pre-Effective Amendment No. 1 filed on April 29, 2004, Pre-Effective Amendment No. 2 filed on June 9, 2004, Pre-Effective Amendment No. 3 filed on July 14, 2004 and Pre-Effective Amendment No. 4 filed on the date hereof by the Company, with the Securities and Exchange Commission (the "COMMISSION") (as amended from time to time, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of 1933, as amended, for resale by certain selling securityholders (the "SELLING SECURITYHOLDERS") specified in the Registration Statement and the prospectus associated therewith (the "PROSPECTUS"), from time to time, of an aggregate of 19,047,617 ordinary shares of the Company (the "ORDINARY SHARES") issuable upon the conversion of the $200,000,000 aggregate principal amount of the Company's Convertible Junior Subordinated Notes due 2008 (the "NOTES"), which are convertible into such Ordinary Shares at a conversion rate of approximately 95.2381 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances.

         In rendering this opinion, we have examined the Registration Statement, the form of the Notes, the Management Certificate addressed to us executed by the Company, the Note Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of March 2, 2003, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on the original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Ordinary Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

         As to matters of fact relevant to this opinion, we have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the
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Flextronics International Ltd.
August 4, 2004
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representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We are not aware of any facts that would cause us to believe that the opinions expressed herein are not accurate.

         We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the laws of the State of California, and (iii) the existing laws of the state of New York. We render no opinion as to any matters to the extent they are governed by the laws of the Republic of Singapore.

         In connection with our opinion expressed below, we have assumed that the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore. We have relied on the opinion of Allen & Gledhill dated August 4, 2004 that:

          "(i) the Company has taken all necessary corporate action required under the laws of Singapore to authorise:

               (a) the entry into, execution and delivery of, and performance of its obligations under, the Note Purchase Agreement; and

               (b)  the issue of Notes,

               and therefore, the Notes are duly authorized;

          (ii) assuming Mr. Manny Marimuthu has executed the Note Purchase Agreement, Mr. Manny Marimuthu's signature in the Note Purchase Agreement is genuine, and that Mr. Manny Marimuthu has physically delivered the Note Purchase Agreement on behalf of the Company, the Note Purchase Agreement has been duly executed and delivered by the Company; and

         (iii) the Ordinary Shares have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms thereof and upon the issue of share certificates representing the Ordinary Shares in accordance with the Articles of the Company, the Ordinary Shares will be validly issued and fully paid and non-assessable."

         With respect to our opinions regarding the valid and binding nature of the Purchase Agreement and Notes, this opinion is qualified by, and is subject to, and we render no opinion with respect to, general limitations and exceptions applicable to all contracts, including the following:

          (a) the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

          (b) the effect of general principals of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific


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Flextronics International Ltd.
August 4, 2004
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               performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

          (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

          (d) the effect of California, New York and federal laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

         Based upon the foregoing, it is our opinion that the Purchase Agreement and Notes are valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. Allen & Gledhill may rely on this opinion for its opinion dated August 4, 2004 that is filed as Exhibit 5.01 to the Registration Statement. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.



                                   Very truly yours,

                                   /s/   FENWICK & WEST LLP



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